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Exhibit 99.1

News

Investor Relationships Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES AGREES TO SELL JW ALUMINUM SUBSIDIARY
TO WELLSPRING CAPITAL MANAGEMENT FOR $125 MILLION

        (Tampa, Florida) October 30, 2003—Walter Industries, Inc. (NYSE: WLT) and Wellspring Capital Management LLC entered into a definitive agreement today for Walter Industries to sell its JW Aluminum Company subsidiary to Wellspring Capital for $125 million.

        "We expect JW Aluminum to be an outstanding addition to our portfolio of companies," said William F. Dawson Jr., a Wellspring Capital partner. "JW Aluminum has proven its operational excellence, and its reputation for quality and service is well-known in the industry. We look forward to working with JW Aluminum's management team as we build an even stronger company in the future."

        "While JW Aluminum has been a strong performer for Walter Industries, it does not fit our long-term strategy of reducing the complexity of the corporation," said Don DeFosset, Chairman and Chief Executive Officer of Walter Industries. "This divestiture, along with the pending divestiture of our AIMCOR subsidiary, is a significant step towards focusing the company on our core businesses of Homebuilding, Financing and U.S. Pipe."

        The transaction, anticipated to close in the fourth quarter, is subject to the fulfillment of customary closing conditions, including the receipt of regulatory approvals. Walter Industries was represented by Banc of America Securities LLC in the transaction.

        JW Aluminum, based in Mount Holly, South Carolina, manufactures specialty flat-rolled aluminum products including "fin stock" used by the heating and cooling industry. Wellspring Capital is a New York-based private equity firm that manages more than $1 billion in capital. The firm is focused on acquiring middle-market companies where it can realize value by contributing innovative operating and financing strategies and capital. Among Wellspring's holdings are Vistar Corp., one of the nation's largest foodservice distributors, and Residential Services Group, Inc., one of the nation's largest providers of heating, ventilation, air conditioning and refrigeration (HVAC) and plumbing services to the residential and commercial markets.

        Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion, excluding JW Aluminum and AIMCOR. The company is a leader in homebuilding, home financing and water transmission products. Based in Tampa, Florida, the company employs approximately 5,400 people.

        For more information about Walter Industries, please call Joe Troy, Senior Vice President—Financial Services, at (813) 871-4404 or visit its web site at www.walterind.com. For more information about Wellspring Capital, please call Eric Starkman at (212) 252-8545, or visit its web site at www.wellspringcapital.com.

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results for Walter Industries ("the Company") in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the completion of the sales of AIMCOR and JW Aluminum and their timing, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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WALTER INDUSTRIES AGREES TO SELL JW ALUMINUM SUBSIDIARY TO WELLSPRING CAPITAL MANAGEMENT FOR $125 MILLION